                                                                     Exhibit 2.1
                                                                  EXECUTION COPY

--------------------------------------------------------------------------------





                          AGREEMENT AND PLAN OF MERGER


                                      Among


                       FAIRFAX FINANCIAL HOLDINGS LIMITED

                                    FFHL INC.

                                       and

                               TIG HOLDINGS, INC.



                          Dated as of December 3, 1998










--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

Section                                                                                               Page

                      ARTICLE I THE MERGER
1.01.  The Merger........................................................................................1
       ----------
1.02.  Effective Time; Closing...........................................................................1
       -----------------------
1.03.  Effect of the Merger..............................................................................2
       --------------------
1.04.  Certificate of Incorporation; By-Laws.............................................................2
       -------------------------------------
1.05.  Directors and Officers............................................................................2
       ----------------------

        ARTICLE II EXCHANGE AND CONVERSION OF SECURITIES
2.01.  Conversion of Securities..........................................................................2
       ------------------------
2.02.  Payment for Company Common Stock..................................................................3
       --------------------------------
2.03.  Stock Transfer Books..............................................................................5
       --------------------
2.04.  Dissenting Shares.................................................................................5
       -----------------
2.05.  Stock Options; Restricted Stock...................................................................6
       -------------------------------

   ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.01.  Organization and Qualification; Subsidiaries......................................................7
       --------------------------------------------
3.02.  Certificate of Incorporation and By-Laws..........................................................8
       ----------------------------------------
3.03.  Capitalization....................................................................................8
       --------------
3.04.  Authority Relative to this Agreement..............................................................9
       ------------------------------------
3.05.  No Conflict; Required Filings and Consents........................................................9
       ------------------------------------------
3.06.  Permits; Regulation..............................................................................10
       -------------------
3.07.  SEC Filings; Financial Statements................................................................10
       ---------------------------------
3.08.  Absence of Certain Changes or Events.............................................................11
       ------------------------------------
3.09.  Absence of Litigation............................................................................12
       ---------------------
3.10.  Employee and Labor Matters.......................................................................12
       --------------------------
3.11.  Intellectual Property............................................................................14
       ---------------------
3.12.  Taxes............................................................................................14
       -----
3.13.  Material Contracts...............................................................................14
       ------------------
3.14.  Recommendation of Board of Directors; Vote Required..............................................14
       ---------------------------------------------------
3.15.  Opinion of Financial Advisors....................................................................15
       -----------------------------
3.16.  Brokers..........................................................................................15
       -------
3.17   Proxy Statement..................................................................................15
       ---------------

                ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FAIRFAX AND MERGER SUB
4.01.  Organization and Qualification...................................................................15
       ------------------------------
4.02.  Authority Relative to this Agreement.............................................................16
       ------------------------------------
4.03.  No Conflict; Required Filings and Consents.......................................................16
       ------------------------------------------
4.04.  Brokers..........................................................................................17
       -------
4.05.  Proxy Statement..................................................................................17
       ---------------

4.06.  Interim Operations of Merger Sub.................................................................17
       --------------------------------
4.07.  Financing........................................................................................17
       ---------
4.08.  Insurance Regulatory Approvals...................................................................17
       ------------------------------

        ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER
5.01.  Conduct of Business by the Company Pending the Merger............................................17

                ARTICLE VI ADDITIONAL AGREEMENTS
6.01.  Stockholders= Meeting............................................................................20
       ---------------------
6.02.  Proxy Statement..................................................................................20
       ---------------
6.03.  Appropriate Action; Consents; Filings............................................................21
       -------------------------------------
6.04.  Access to Information; Confidentiality...........................................................22
       --------------------------------------
6.05.  No Solicitation..................................................................................23
       ---------------
6.06.  Directors= and Officers= Indemnification and Insurance...........................................25
       ------------------------------------------------------
6.07.  Notification of Certain Matters..................................................................25
       -------------------------------
6.08.  Public Announcements.............................................................................26
       --------------------
6.09.  Employee Matters.................................................................................26
       ----------------

              ARTICLE VII CONDITIONS TO THE MERGER
7.01.  Conditions to the Obligations of Each Party......................................................27
       -------------------------------------------
7.02.  Conditions to the Obligations of Fairfax and Merger Sub..........................................27
       -------------------------------------------------------
7.03.  Conditions to the Obligations of the Company.....................................................28
       --------------------------------------------

         ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
8.01.  Termination......................................................................................28
       -----------
8.02.  Effect of Termination............................................................................29
       ---------------------
8.03.  Fees and Expenses................................................................................29
       -----------------
8.04.  Amendment........................................................................................30
       ---------
8.05.  Waiver...........................................................................................30
       ------

                 ARTICLE IX GENERAL PROVISIONS
9.01.  Non-Survival of Representations, Warranties and Agreements.......................................31
       ----------------------------------------------------------
9.02.  Notices..........................................................................................31
       -------
9.03.  Certain Definitions..............................................................................32
       -------------------
9.04.  Severability.....................................................................................33
       ------------
9.05.  Entire Agreement; Assignment.....................................................................33
       ----------------------------
9.06.  Parties in Interest..............................................................................33
       -------------------
9.07.  Governing Law....................................................................................33
       -------------
9.08.  Headings.........................................................................................33
       --------
9.09.  Obligations of Fairfax...........................................................................34
       ----------------------
9.10.  Counterparts.....................................................................................34
       ------------
9.11.  Further Assurances...............................................................................34
       ------------------
9.12.  Enforcement......................................................................................34
       -----------

                             Index of Defined Terms

Defined Term                                                                Location of Definition
acquisition proposal                                                            Section 6.05(a)
affiliate                                                                       Section 9.03(a)
Agreement                                                                       Recitals
Blue Sky Laws                                                                   Section 3.05(b)
business day                                                                    Section 9.03(b)
capital securities                                                              Section 3.01
Certificate of Merger                                                           Section 1.02
Certificates                                                                    Section 2.01(a)
Code                                                                            Section 2.02(f)
Company                                                                         Recitals
Company Class A Stock                                                           Section 3.03
Company Common Stock                                                            Section 2.01(a)
Company Disclosure Schedule                                                     Article III
Company Financial Advisor                                                       Section 3.15
Company Indemnified Parties                                                     Section 6.06 (a)
Company Material Adverse Effect                                                 Section 3.01
Company Option                                                                  Section 2.05(a)
Company Permits                                                                 Section 3.06
Company Preferred Stock                                                         Section 2.01(b)
Company Representatives                                                         Section 6.05(a)
Company SEC Reports                                                             Section 3.07(a)
Company Stock Option Plans                                                      Section 2.05(a)
Company Stockholder Approval                                                    Section 3.14
Confidentiality Agreement                                                       Section 6.04(c)
control                                                                         Section 9.03(c)
D&O Insurance                                                                   Section 6.06(a)
Delaware Law                                                                    Recitals
Dissenting Shares                                                               Section 2.04(a)
Effective Time                                                                  Section 1.02
ERISA                                                                           Section 3.10(a)
ESOP                                                                            Section 6.09(c)
Exchange Act                                                                    Section 3.05(b)
Exchange Agent                                                                  Section 2.02(a)
Exchange Fund                                                                   Section 2.02(a)
Expenses                                                                        Section 8.03(c)
Fairfax                                                                         Recitals
Fairfax Material Adverse Effect                                                 Section 4.01
Governmental Authority                                                          Section 3.05(b)

HSR Act                                                                         Section 3.05(b)
independent counsel                                                             Section 6.01
IRS                                                                             Section 3.10
Laws                                                                            Section 3.05(a)
Maximum Premium                                                                 Section 6.06(a)
Material Contracts                                                              Section 3.13
Merger                                                                          Recitals
Merger Consideration                                                            Section 2.01(a)
Merger Sub                                                                      Recitals
Notice of Superior Proposal                                                     Section 6.05(b)
Payment Time                                                                    Section 2.05(d)
person                                                                          Section 9.03(d)
Per Share Amount                                                                Section 2.05(a)
Plans                                                                           Section 3.10(a)
Pre-Transaction Service                                                         Section 6.09(b)
Proxy Statement                                                                 Section 6.02(a)
Recommendation                                                                  Section 3.14
Representatives                                                                 Section 6.04(a)
Restricted Share                                                                Section 2.05(b)
Restricted Share Unit                                                           Section 2.05(c)
SEC                                                                             Section 3.01
Securities Act                                                                  Section 3.05(b)
Shares                                                                          Section 2.01(a)
Significant Subsidiary                                                          Section 3.01
Stockholders= Meeting                                                           Section 6.01
subsidiary/subsidiaries                                                         Section 9.03(e)
Subsidiary/Subsidiaries                                                         Section 3.01
Successor Program                                                               Section 6.09(c)
Superior Proposal                                                               Section 6.05(b)
Surviving Corporation                                                           Section 1.01
Surviving Corporation Preferred Stock                                           Section 2.01(b)
Tax/Taxes                                                                       Section 3.12(a)
Terminating Company Breach                                                      Section 8.01(g)
Terminating Fairfax Breach                                                      Section 8.01(f)
Termination Fee                                                                 Section 8.03(b)
1993 Plan                                                                       Section 2.05(a)
1996 Directors Plan                                                             Section 2.05(a)
1996 Plan                                                                       Section 2.05(a)

                  AGREEMENT AND PLAN OF MERGER dated as of December 3, 1998 (this "Agreement") among Fairfax Financial Holdings Limited, a Canadian corporation ("Fairfax"), FFHL Inc., a Delaware corporation and a wholly owned subsidiary of Fairfax ("Merger Sub"), and TIG Holdings, Inc., a Delaware corporation (the "Company").

                  WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), Fairfax and the Company propose to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger");

                  WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the other transactions contemplated hereby and declared their advisability and (iii) recommended that the stockholders of the Company adopt this Agreement; and

                  WHEREAS, Fairfax, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, Fairfax, Merger Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

                  SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined below in Section 1.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                  SECTION 1.02. Effective Time; Closing. As promptly as practicable, and in no event later than the fifth business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (or such other date as may be agreed in writing by each of the parties hereto) the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or other appropriate documents (in any case, the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law and shall make all other filings or recordings required under Delaware Law. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing will be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York,
New York 10022 (or such other  place as the parties may agree).

                  SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law, including Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  SECTION 1.04.  Certificate of Incorporation; By-Laws.

                  (a) At the Effective Time the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

                  (b) Unless otherwise determined by Fairfax prior to the Effective Time, at the Effective Time the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall, subject to Section 6.06(a) of this Agreement, be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

                  SECTION 1.05. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.


                                   ARTICLE II

                      EXCHANGE AND CONVERSION OF SECURITIES

                  SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

                  (a) each share of common stock, $0.01 par value, of the Company (the "Company Common Stock"; all issued and outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(c) and any Dissenting Shares (as hereinafter defined)) shall be converted into the right to receive $16.50 per Share in cash, without interest thereon (the "Merger Consideration"), payable to the holder thereof upon surrender of the certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") in accordance with Section 2.02. As of the Effective Time, each such share of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02, without interest thereon;

                  (b) each issued and outstanding share of $7.75 cumulative preferred stock, $0.01 par value, of the Company (the "Company Preferred Stock") (other than any Dissenting Shares) shall be converted into the right to receive one share of preferred stock, $0.01 par value, of the Surviving Corporation (the "Surviving Corporation Preferred Stock") which shall have terms that are identical to the Company Preferred Stock outstanding immediately prior to the Effective Time;

                  (c) each Share held in the treasury of the Company and each Share owned by Fairfax or any direct or indirect wholly owned subsidiary of Fairfax or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

                  (d) each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                  SECTION 2.02.  Payment for Company Common Stock.

                  (a) Exchange Agent. At or prior to the Effective Time, Merger Sub shall deposit, or shall cause to be deposited, with First Chicago Trust Company of New York or such other bank or trust company that may be designated by Merger Sub and is reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Shares, for exchange in accordance with this Article II through the Exchange Agent, cash necessary to make the payments of the Merger Consideration contemplated by Section 2.01(a) hereof (the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the funds contemplated to be issued pursuant to Section 2.01(a) out of the Exchange Fund. Except as contemplated by Section 2.02(d) hereof, the Exchange Fund shall not be used for any other purpose.

                  (b) Payment Procedures. As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate whose

Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(a) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the Shares formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration without interest thereon.

                  (c) Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. If, after the Effective Time, Certificates are presented to Fairfax or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

                  (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to Fairfax, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Fairfax for payment of their claim for Merger Consideration without interest thereon. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Fairfax free and clear of any claims or interest of any person previously entitled thereto.

                  (e) No Liability. Neither Fairfax, Merger Sub, the Company nor the Surviving Corporation shall be liable to any person in respect of cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

                  (f) Withholding Rights. Each of the Surviving Corporation and Fairfax shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the "backup withholding" requirements under the United States Internal Revenue Code of 1986, as amended and the rules and regulations thereunder (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Fairfax, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Fairfax, as the case may be.

                  (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, without interest thereon, to which the holders thereof are entitled.

                  SECTION 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Fairfax for any reason shall be converted into the Merger Consideration, without interest thereon.

                  SECTION 2.04.  Dissenting Shares.

                  (a) Notwithstanding any provision of this Agreement to the contrary, (i) Shares that are outstanding immediately prior to the Effective Time and which are held by persons who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares and (ii) shares of Company Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by persons who shall have demanded properly in writing appraisal for such Company Preferred Stock, in each such case in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares"), shall not, in the case of Shares, be converted into or represent the right to receive the Merger Consideration or, in the case of Company Preferred Stock, be converted into or represent the right to receive Surviving Corporation Preferred Stock as provided in Section 2.01(b). Such persons shall be entitled to receive payment of the appraised value of such Shares or shares of Company Preferred Stock, as applicable, held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by persons who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such Shares or shares of Company Preferred Stock, as applicable, under such

Section 262 , in the case of the Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.02, of the certificate or certificates that formerly evidenced such Shares, and, in the case of Company Preferred Stock, shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive Surviving Corporation Preferred Stock as provided in Section 2.01(b).

                  (b) The Company shall give Fairfax (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Fairfax, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                  SECTION 2.05.  Stock Options; Restricted Stock.

                  (a) Each holder of a stock option (a "Company Option") to purchase shares of Company Common Stock pursuant to any of the Company's 1993 Long Term Incentive Plan (the "1993 Plan"), the Company's 1996 Long Term Incentive Plan (the "1996 Plan") or the Company's 1996 Non-Employee Directors Compensation Program (the "1996 Directors Plan" and together with the 1993 Plan and the 1996 Plan, the "Company Stock Option Plans"), which Company Option is outstanding immediately prior to the Effective Time (whether or not then presently exercisable), shall be entitled to receive, and shall receive, in settlement and cancellation thereof, an amount in cash equal to the product of
(i) the excess, if any, of the average of the highest and lowest market prices of a Share, as reported on the NYSE on the last trading day immediately prior to the Effective Time (the "Per Share Amount"), over the exercise price of each such Company Option, and (ii) the number of shares of Company Common Stock covered by such Company Option.

                  (b) Each unvested share of restricted Company Common Stock (a "Restricted Share") granted pursuant to the 1993 Plan or the 1996 Plan, which Restricted Share is outstanding immediately prior to the Effective Time, shall be canceled and the holder thereof shall be entitled to receive in settlement an amount in cash equal to the Merger Consideration.

                  (c) Each holder of an unvested restricted share unit granted pursuant to the 1996 Directors Plan (a "Restricted Share Unit") which Restricted Share Unit is outstanding immediately prior to the Effective Time, shall be entitled to receive, and shall receive, in settlement and cancellation thereof, an amount in cash equal to the Merger Consideration.

                  (d) All payments in respect of Company Options, Restricted Share Units and Restricted Shares shall be made as soon as practicable following the Effective Time, but not later than ten days after the Effective Time (the "Payment Time") and no person shall be entitled to receive any of such payments until the Payment Time. The Company Stock Option Plans shall terminate as of the Effective Time. Prior to the Effective Time, the Company shall, to the extent necessary, cause each holder of an outstanding Company Option, Restricted Share or Restricted Share Unit to consent to the cancellation of such Company Option, Restricted Share or Restricted Share Unit in consideration for the payment provided herein, and shall take such other action as may be necessary to carry out the terms of this Section 2.05.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  Except as disclosed in the Company SEC Reports (as defined in Section 3.07(a)) or in a separate disclosure schedule referring to the specific representations, warranties and covenants contained in this Agreement, which has been delivered by the Company to Fairfax prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Fairfax and Merger Sub that:

                  SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (each, a "Subsidiary" and collectively, the "Subsidiaries") is a corporation duly incorporated, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, validly existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing (with respect to jurisdictions which recognize such concept), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any change in or effect on the Company and the Subsidiaries that is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Company and the Subsidiaries taken as a whole, or to prevent or materially delay the consummation of the Merger; provided that for all purposes of this Agreement the occurrence of any of the following shall be deemed not to have a Company Material Adverse Effect: any change, effect, event or occurrence relating to or resulting from the execution of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof except as expressly provided for otherwise in this Agreement, any diminution in the amount of insurance or reinsurance business written (whether resulting from non-renewal by the other party or otherwise), any termination or amendment of existing insurance or reinsurance programs written by any Subsidiary, any adverse development in claims reserves or in reserves for unrecoverable reinsurance, any depreciation in the value of any portfolio investments, or any downgrade in the ratings assigned by any rating agency to the Company or any Subsidiary (unless such downgrade would result in any breach of or constitute a default, or an event which with notice or lapse of time or both would become a default, or give to others any right of termination, amendment, acceleration or cancellation of, any instrument or security relating to indebtedness of the Company or any Subsidiary for borrowed money of the Company or any Subsidiary (including (i) the Company Preferred Stock and (ii) the mandatorily redeemable 8.597% capital securities, the Company's guarantee thereof and the underlying junior subordinated debentures of the Company (collectively, the "capital securities"). Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 includes all Subsidiaries which as of the date of this Agreement are Significant Subsidiaries. As used in this Agreement, a "Significant Subsidiary" means any Subsidiary that would constitute a "significant subsidiary" of the Company within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC") or any Subsidiary that is licensed as an insurance company.

                  SECTION 3.02. Certificate of Incorporation and By-Laws. The Company has heretofore made available to Fairfax complete and correct copies of the Restated Certificate of Incorporation and the By-laws, each as amended to date, of the Company, each of which is in full force and effect. The Company is not in violation of its Restated Certificate of Incorporation or By-laws.

                  SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 180,000,000 shares of Company Common Stock, 856,591 shares, $0.01 par value, of Class A common stock ("Company Class A Stock") and 15,000,000 shares, $0.01 par value, of Company Preferred Stock. As of the close of business on December 2, 1998, 67,574,664 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, of which 16,258,097 were owned by the Company and the Subsidiaries, 11,011,373 shares of Company Common Stock were reserved for future issuance pursuant to employee stock options granted pursuant to the Company Stock Option Plans, 17,301 shares of Company Common Stock were reserved for future issuance pursuant to the 1996 Directors Plan, no shares of Company Class A Stock were issued, outstanding or reserved for future issuance and 250,000 shares of Company Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable. Except as set forth in this
Section 3.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Significant Subsidiary is a party relating to the issuance of capital stock of the Company or any Significant Subsidiary or obligating the Company or any Significant Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Significant Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of or any equity interests in any Subsidiary. Each outstanding share of capital stock of each Significant Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or any Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever (excluding any effects of the provisions of applicable insurance laws).

                  SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval (as defined in Section 3.14), to consummate the Merger. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the Company Stockholder Approval). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Fairfax and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  SECTION 3.05.  No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not,
(i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) subject to compliance with the actions contemplated by Section 3.05(b), conflict with or violate any U.S. (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have a Company Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, the capital securities, the Company Preferred Stock, the Company's 8.125% notes due 2005, or any instrument or security relating to indebtedness of the Company or any Subsidiary for borrowed money with a principal amount in excess of $10 million.

                  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, agency or commission, domestic, foreign or supranational ("Governmental Authority"), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder (the "Exchange Act"), including the filing of the Proxy Statement (as defined in Section 6.02(a)) with the SEC, the Securities Act of 1933, as amended and the rules and regulations thereunder (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and requirements of other applicable competition laws, (iii) filing and recordation of the Certificate of Merger with the Delaware Secretary of State as required by Delaware Law and appropriate documents with the relevant authorities of other states or jurisdictions in which the Company is qualified to do business, (iv) requisite approvals of insurance regulatory authorities, (v) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the other transactions contemplated by this Agreement, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  SECTION 3.06. Permits; Regulation. Each of the Company and the Subsidiaries is in possession of all governmental authorizations, licenses, permits, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries, to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), the Company Permits have no restrictions that are not generally applicable in the relevant jurisdiction and no suspension or cancellation of any of the Company Permits is pending or, to the Company's knowledge, threatened, except where the failure to have, any restrictions with respect to or any suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default or violation of, any Laws applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected or any of the Company Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. This Section 3.06 does not relate to matters with respect to taxes, which are the subject of Section 3.12, or employee and labor matters, which are the subject of Section 3.10.

                  SECTION 3.07.  SEC Filings; Financial Statements.

                  (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1998 (the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Reports, and none of the Company SEC Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and did not when filed omit any material documents required to be filed as exhibits thereto. Except to the extent that information contained in any Company SEC Report has been revised or superseded by a later filed Company SEC Report filed prior to the date of this Agreement, none of the Company SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) No Subsidiary is required to file any form, report or other document with the SEC pursuant to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act (except any such requirements of any Subsidiary resulting from the issuance of the capital securities).

                  (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with United States generally accepted accounting principles (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

                  (d) Except (i) as reflected in the financial statements described in paragraph (c) above or in the notes thereto, (ii) as contemplated hereunder, (iii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (iv) for liabilities and obligations incurred since September 30, 1998 in the ordinary course of business consistent with past practice, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise, including, without limitation, with respect to prior purchases or sales of shares, assets or businesses or the funding of any pension, benefit or similar plan) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with United States generally accepted accounting principles, except for liabilities and obligations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

                  SECTION 3.08. Absence of Certain Changes or Events. Since September 30, 1998, except as contemplated by this Agreement, the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since September 30, 1998, there has not been (a) any event, change, effect or development that, individually or in the aggregate, has had a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any repurchase for value by the Company of any capital stock of the Company, other than the payment of quarterly dividends of $0.15 per Share and the payment of quarterly dividends on the Company Preferred Stock in accordance with the terms thereof; (c) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company; (d) (i) any granting by the Company or any Subsidiary to any director or executive officer of the Company or any Subsidiary of any increase in compensation, except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of September 30, 1998, (ii) any granting by the Company or any Subsidiary to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of September 30, 1998, or (iii) any entry by the Company or any Subsidiary into any employment, severance or termination agreement with any such director or executive officer; or (e) any change in accounting methods, principles or practices by the Company materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in statutory or United States generally accepted accounting principles.

                  SECTION 3.09. Absence of Litigation. Except as may arise in the ordinary course of the insurance and reinsurance business of the Company and its Subsidiaries in connection with insurance or reinsurance policies or agreements issued or entered into by the Company or its Subsidiaries, there is no claim, action, proceeding or investigation pending or, to the Company's knowledge, threatened against the Company or any Subsidiary before any court, arbitrator or Governmental Authority, which (a) individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect or (b) seeks to delay or prevent the consummation of the Merger. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Company Material Adverse Effect.

                  SECTION 3.10.  Employee and Labor Matters.

                  (a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each employee benefit plan, program, arrangement and contract (including without limitation, any "employee benefit plan", as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder ("ERISA")), any severance, change in control, or employment agreements or arrangements and any equity-based compensation, bonus, or other incentive plans or arrangements maintained or contributed to by the Company or any Subsidiary, or with respect to which the Company or any Subsidiary is a party or could incur liability under section 4069, 4212(c) or 4204 of ERISA (the "Plans"). With respect to each Plan, the Company has heretofore made available to Fairfax a true and complete copy of
(i) such Plan, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS"), (iii) the most recent actuarial report or valuation (if any) relating to any Plan and (iv) the most recent determination letter, if any, issued by the IRS with respect to any Plan qualified under
Section 401(a) of the Code.

                  (b) None of the Plans is subject to Title IV of ERISA, and neither the Company nor any Subsidiary has incurred, or reasonably expects to incur, any direct or indirect liability under or by operation of Title IV of ERISA.

                  (c) With respect to the Plans, no event has occurred, and to the knowledge of the Company there exists no condition or set of circumstances, in connection with which the Company or any Subsidiary could be subject to any liability under the terms of such Plans, ERISA, the Code or any other applicable Laws which, individually or in the aggregate, would have a Company Material Adverse Effect. Each of the Plans has been operated and administered in all respects in accordance with applicable Laws, including, but not limited to, ERISA and the Code, except where a violation of any such Law would not have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any qualification, except where such loss of qualification would not have, individually or in the aggregate, a Company Material Adverse Effect. No Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of the Company or any Subsidiary or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

                  (d) Neither the Company nor any Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Subsidiary and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Subsidiary. There is no labor dispute, strike, slowdown or work stoppage against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any Subsidiary, except where such dispute, strike, slowdown or work stoppage would not have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, none of the Company, any Subsidiary or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Subsidiary, and there is no charge or complaint against the Company or any Subsidiary by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of the Company, threatened, except where such unfair labor practice, charge or complaint would not have, individually or in the aggregate, a Company Material Adverse Effect.

                  (e) The Company has identified in Section 3.10(e) of the Company Disclosure Schedule and has heretofore made available to Fairfax true and complete copies of (i) all severance and employment agreements with directors, executive officers, key employees or material consultants of the Company; (ii) all severance programs and policies of each of the Company and each Subsidiary with or relating to its employees; and (iii) all plans, programs, agreements and other arrangements of each of the Company and each Subsidiary with or relating to its employees which contain change in control provisions. Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any Subsidiary from the Company or any Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

                  (f) None of the Plans would result, separately or in the aggregate (including, without limitation, as a result of this Agreement or the transactions contemplated hereby), in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

                  SECTION 3.11. Intellectual Property. The Company and each Subsidiary have the right to the use of their names, except as set forth in the Settlement Agreement dated September 5, 1995 between American International Group, Inc. and the Company.

                  SECTION 3.12.  Taxes.

                  (a) For purposes of this Agreement, "Tax" or "Taxes" means all income, gross receipts, gains, sales, use, employment, franchise, profits, excise, property, value added and other taxes, stamp taxes and duties, assessments or similar charges of any kind imposed by any taxing authority, including estimated payments in respect thereof (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto).

                  (b) (i) All returns and reports in respect of Taxes required to be filed by or with respect to the Company and each Subsidiary have been timely filed (taking into account any extensions of time to file) and are true, correct and complete in all material respects; (ii) the Company and each Subsidiary have paid all Taxes due, and (iii) there are no audits, examinations, investigations or other proceedings in respect of a material amount of Taxes pending or threatened in writing against the Company or any Subsidiary, and there are no deficiencies or claims for any material amount of Tax that have been asserted or proposed in writing by any Tax authority against the Company or any Subsidiary.

                  SECTION 3.13. Material Contracts. All contracts listed as exhibits to the Company's 1997 Annual Report on Form 10-K other than contracts filed pursuant to Item 6.01(b)(10)(iii) of Regulation S-K under the Securities Act (the "Material Contracts") are valid and in full force and effect except to the extent they have previously expired in accordance with their terms and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any Subsidiary has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, could reasonably be expected to constitute a default under the provisions of, any such Material Contract, except for defaults which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

                  SECTION 3.14. Recommendation of Board of Directors; Vote Required. The Board of Directors of the Company has approved (there being no votes against such approval) this Agreement, the Merger and the other transactions contemplated hereby and declared their advisability and, subject to
Section 6.05 hereof, has determined to recommend to its stockholders (the "Recommendation") that its stockholders vote in favor of the adoption of this Agreement. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock

(the "Company Stockholder Approval") in favor of the adoption of this Agreement is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement.

                  SECTION 3.15. Opinion of Financial Advisors. The Company has received the oral opinion of Goldman, Sachs & Co. (the "Company Financial Advisor") to be confirmed in writing to the effect that, as of the date of such opinion, the Merger Consideration is fair to the Company's stockholders from a financial point of view, and the Company will promptly deliver a copy of the written opinion to Fairfax after its receipt.

                  SECTION 3.16. Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

                  SECTION 3.17 Proxy Statement. On the date the Proxy Statement (as defined below) is first mailed to the Company's stockholders and at the time of the Stockholders= Meeting (as defined below), the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of Fairfax or Merger Sub specifically for use in the Proxy Statement.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF FAIRFAX
                                 AND MERGER SUB

                  Fairfax and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

                  SECTION 4.01. Organization and Qualification. Each of Fairfax and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Canada Business Corporations Act, in the case of Fairfax, or Delaware Law, in the case of Merger Sub, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated, validly existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Fairfax Material Adverse Effect (as defined below). The term "Fairfax Material Adverse Effect" means any change in or effect on Fairfax and its subsidiaries that is or is reasonably likely to be materially adverse to the business, result of operations or financial condition of Fairfax and its subsidiaries, taken as a whole, or to prevent or materially delay consummation of the Merger.

                  SECTION 4.02. Authority Relative to this Agreement. Each of Fairfax and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. No vote of Fairfax shareholders is required to approve this Agreement or the transactions contemplated hereby. The execution and delivery of this Agreement by Fairfax and Merger Sub, the performance by Fairfax and Merger Sub of their obligations hereunder and the consummation by Fairfax and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action on the part of Fairfax and Merger Sub and no other corporate proceedings on the part of Fairfax or Merger Sub are necessary to authorize this Agreement, to perform Fairfax's or Merger Sub's obligations hereunder or to consummate the Merger. This Agreement has been duly and validly executed and delivered by Fairfax and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Fairfax and Merger Sub enforceable against each of Fairfax and Merger Sub in accordance with its terms.

                  SECTION 4.03.  No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Fairfax and Merger Sub do not, and the performance of this Agreement by Fairfax and Merger Sub will not, (i) conflict with or violate the Articles of Incorporation, Certificate of Incorporation or By-laws of Fairfax or Merger Sub, (ii) subject to compliance with the actions contemplated by Section 4.03(b), conflict with or violate any Law applicable to Fairfax or Merger Sub or by which any property or asset of either of them is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have a Fairfax Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any instrument or security relating to indebtedness of Fairfax or Merger Sub for borrowed money with a principal amount in excess of $10 million.

                  (b) The execution and delivery of this Agreement by Fairfax and Merger Sub do not, and the performance of this Agreement by Fairfax and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, (ii) the pre-merger notification requirements of the HSR Act and the requirements of other applicable competition laws, (iii) filing and recordation of the Certificate of Merger with the Delaware Secretary of State as required by Delaware Law and appropriate documents with the relevant authorities of other states or jurisdictions in which Fairfax or Merger Sub is qualified to carry on business, (iv) requisite approvals of insurance regulatory authorities having jurisdiction over the Subsidiaries and (v) such other filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval necessitated by the Merger or the other transactions contemplated by this Agreement and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not individually or in the aggregate, have a Fairfax Material Adverse Effect.

                  SECTION 4.04. Brokers. No broker, finder or investment banker, other than Merrill Lynch & Co., is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Fairfax or Merger Sub.

                  SECTION 4.05. Proxy Statement. The information supplied in writing by each of Fairfax and Merger Sub specifically for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to stockholders of the Company and at the time of the Stockholders' Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  SECTION 4.06. Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                  SECTION 4.07. Financing. At the Effective Time, Fairfax will have sufficient funds available to pay, or to cause Merger Sub to pay, the aggregate Merger Consideration in connection with the Merger and to pay the fees and expenses of Fairfax, Merger Sub and the Surviving Corporation related to the transactions contemplated by this Agreement.

                  SECTION 4.08. Insurance Regulatory Approvals. Based upon prior experience and upon actual knowledge, Fairfax has no reason to expect that the requisite approvals of insurance regulatory authorities referred to in Section 7.01(b) cannot be obtained by June 30, 1999.



                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

      SECTION 5.01.  Conduct of Business by the Company Pending the Merger.

                  (a) The Company covenants and agrees that, between the date of this Agreement and the Effective Time, it will keep Fairfax informed generally about the proposed conduct of its business (including generally renewals of its reinsurance business) and except as set forth in this Section 5.01 or Section
5.01 of the Company Disclosure Schedule, or unless Fairfax shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with past practice; and the Company shall use all reasonable efforts to preserve substantially intact its business organization, to keep available the services of the current officers, key employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, or as set forth in Section 5.01 of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or agree to do, any of the following without the prior written consent of Fairfax (such consent not to be unreasonably withheld or delayed):

                  (i) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

                  (ii) issue, sell, pledge, dispose of, grant or encumber to or in favor of any person other than the Company or a Subsidiary, or authorize the issuance, sale, pledge, disposition, grant or encumbrance to or in favor of any person other than the Company or a Subsidiary of,
         (X) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 11,011,373 Shares issuable pursuant to Company Options outstanding on the date hereof and 17,301 Shares reserved for future issuance pursuant to the 1996 Directors Plan) or (Y) any assets other than immaterial assets of the Company or any Subsidiary, except for sales of portfolio investments and sales in the ordinary course of business and in a manner consistent with past practice;

                  (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock to or in favor of any person other than the Company or a Subsidiary other than the payment of quarterly dividends of $0.15 per Share and the payment of quarterly dividends on the Company Preferred Stock in accordance with the terms thereof;

                  (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company's capital stock;

                  (v) (A) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets (except portfolio investments); (B) incur any indebtedness for borrowed money (except by way of temporary bank borrowings in the ordinary course of business) or issue any debt securities or (except in the ordinary course of business) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or, except for portfolio investments, make any loans or advances (except in the ordinary course consistent with past practice); or (C) make any capital expenditures which are, in the aggregate, in excess of $1,000,000 for the Company and the Subsidiaries taken as a whole;

                  (vi) except as required under contractual agreements existing as of the date hereof, increase the compensation payable or to become payable to its directors, officers or employees generally or to any individual or group of employees, or grant any bonus, except in the ordinary course of business and consistent with past practice, grant any equity-based compensation, severance or termination pay (other than pursuant to the normal severance policy of the Company or any Subsidiary as in effect as of the date hereof) to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary;

                  (vii) establish, adopt, or enter into any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee or amend or modify any Plan;

                  (viii) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice or required actions pursuant to a change in applicable statutory or generally accepted accounting principles, with respect to accounting policies; or

                  (ix) pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company's balance sheet as at September 30, 1998 included in the Company SEC Reports, or subsequently incurred in the ordinary course of business and consistent with past practice.

                  (b) From the date hereof to the Effective Time, the Company shall not issue any equity based compensation (including, without limitation, any Stock Options, Restricted Shares or Restricted Share Units) pursuant to the Company Stock Option Plans, or otherwise, or amend any Company Stock Option Plans except to provide for the accelerated exercisability of the Company Options.

                  (c) From the date hereof to the Effective Time, the Company shall consult with Fairfax with respect to any proposed filing with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act and shall provide Fairfax with a reasonable opportunity to review such filings prior to their being filed with the SEC.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  SECTION 6.01. Stockholders' Meeting. As soon as reasonably practicable following the execution of this Agreement, the Company shall (i) use its reasonable best efforts to duly call, give notice of, convene and hold an annual or special meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the "Stockholders' Meeting") and (ii) subject to its fiduciary duties under applicable Laws as advised by independent counsel (which may be the Company's regularly engaged outside counsel) ("independent counsel") (A) include in the Proxy Statement the recommendation of the Board of Directors that the stockholders of the Company entitled to vote on the Merger Agreement adopt this Agreement and the transactions contemplated hereby and (B) use its reasonable best efforts to obtain such adoption.

                  SECTION 6.02.  Proxy Statement.

                   (a) As soon as reasonably practicable following the execution of this Agreement, with all reasonable and necessary assistance from Fairfax and Merger Sub, the Company shall prepare and file a proxy statement with the SEC under the Exchange Act relating to the Stockholders' Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement"), and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. The Proxy Statement shall comply in all material respects with all applicable provisions of the Exchange Act, including, without limitation, Rule 14a-9 thereunder. Fairfax, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Fairfax of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Fairfax promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Fairfax and its counsel reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC, and shall give Fairfax and its counsel reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company agrees to use its reasonable best efforts, after consultation with Fairfax and Merger Sub, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time. Fairfax and Merger Sub shall furnish any information reasonably requested by the Company which is necessary to prepare the Proxy Statement in accordance with this Section 6.02(a).

                  (b) If any event shall occur as a result of which it is necessary, in the opinion of legal counsel to the Company, to amend the Proxy Statement so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly amend the Proxy Statement (in form and substance reasonably satisfactory to legal counsel to Fairfax) so that, as so amended, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Fairfax and Merger Sub shall furnish any information reasonably requested by the Company which is necessary to amend the Proxy Statement in accordance with this Section 6.02(b).

                  SECTION 6.03.  Appropriate Action; Consents; Filings.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, the Company, Fairfax and Merger Sub shall use their best efforts to (i) take, or cause to be taken, all action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Fairfax, Merger Sub or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger including those listed in Section 3.05(b), (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authorities vacated or reversed, (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and (v) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act and any other applicable federal or state securities Laws, (B) the HSR Act and other competition laws and any related governmental request thereunder and (C) any other applicable Law including insurance regulatory laws; provided that Fairfax, Merger Sub and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing, and, if requested, to accept all reasonable additions, deletions or changes suggested by the other party in connection therewith; provided, in respect of each of the foregoing, it would not materially increase the cost of the Merger to Fairfax or result in material expenditures by the Company. The Company, Fairfax and Merger Sub shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

                  (b) Each of Fairfax, Merger Sub and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties, and use, and cause its respective subsidiaries to use, their best efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement or (B) disclosed or required to be disclosed in the Company Disclosure Schedule unless, in each case, it would materially increase the cost of the Merger to Fairfax or result in material expenditures by the Company.

                  (c) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger or the exchange of the Company Common Stock into the Merger Consideration pursuant to the Merger or
(ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Fairfax or, to the knowledge of such party, Fairfax's subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries.

                  (d) In connection with and without limiting the foregoing, the Company and Fairfax shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

                  (e) Nothing set forth in this Section 6.03 shall limit or affect actions permitted to be taken pursuant to Section 6.05.

                  SECTION 6.04.  Access to Information; Confidentiality.

                  (a) From the date hereof to the Effective Time, the Company shall: (i) provide to Fairfax and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Fairfax or its Representatives may reasonably request.

                  (b) No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

                  (c) The confidentiality agreement dated August 28, 1998 between Fairfax and the Company Financial Advisor, on behalf of the Company, (the "Confidentiality Agreement") remains in full force and effect from the date hereof.

                  (d) Subject to its fiduciary duties under applicable laws as advised by independent counsel, the Company agrees that it will enforce any rights it may have, and that the Company and its directors will not approve or consent to any actions which are prohibited without the approval or consent of the Company or its directors, under any confidentiality agreements to which the Company (or the Company Financial Advisor or another person on behalf of the Company) is a party.

                  SECTION 6.05. No Solicitation. (a) The Company shall, and shall cause its Subsidiaries and their respective officers, directors, employees, consultants, investment bankers, accountants, attorneys and other advisors, representatives and agents ("Company Representatives") to immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any acquisition proposal (as defined below in this Section 6.05(a)). The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any Company Representative to, directly or indirectly,
(i) solicit or initiate, or knowingly encourage the submission of, any acquisition proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal; provided, however, that if, at any time prior to the Company Stockholder Approval, the Board of Directors of the Company determines in good faith, based upon advice of independent counsel, that not to do so would be inconsistent with its fiduciary duties under applicable Law, the Company may, in response to an unsolicited acquisition proposal by a party which the Board of Directors of the Company believes in good faith may lead to a Superior Proposal (as defined below), and subject to compliance with Section 6.05(c), (X) furnish information to such party pursuant to a customary confidentiality agreement and
(Y) participate in discussions or negotiations with such party regarding an acquisition proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Subsidiary or any Company Representative, whether or not such person is purporting to act on behalf of the Company or any Subsidiary or otherwise, shall be deemed to be a breach of this Section 6.05(a) by the Company. For purposes of this Agreement, "acquisition proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company on a consolidated basis or of over 15% of the outstanding Company Common Stock, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the outstanding Company Common Stock, any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary that owns a substantial portion of the assets of the Company on a consolidated basis, other than the transactions contemplated by this Agreement.

                  (b) Except as set forth in this Section 6.05, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Fairfax, the approval or recommendation by the Board of Directors or any such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any acquisition proposal other than the Merger or (iii) enter into any agreement with respect to any acquisition proposal other than the Merger. Notwithstanding the foregoing, in the event that at any time prior to the Company Stockholder Approval the Board of Directors of the Company determines in good faith, based upon advice of independent counsel, that it is necessary to do so in order to comply with its fiduciary duties under applicable Laws, the Board of Directors of the Company may (subject to this and the following sentences of this Section 6.05(b)) (x) withdraw or modify (or propose to withdraw or modify) its approval or recommendation of the Merger and this Agreement or (y) approve or recommend (or propose to approve or recommend) a Superior Proposal (as defined below) or terminate (or propose to terminate) this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any agreement with respect to any Superior Proposal), but in each of the cases set forth in this clause (y), only at a time that is at least three business days after Fairfax's receipt of written notice (a "Notice of Superior Proposal") advising Fairfax that the Board of Directors of the Company has received a Superior Proposal. The Notice of Superior Proposal shall specify the amount and type of consideration to be paid and such other terms and conditions of the Superior Proposal as the Company determines in good faith to be material and identifying the person making such Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 85% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company on a consolidated basis and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company (based on the advice of a financial advisor of nationally recognized reputation), is reasonably capable of being financed by such third party.

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.05, the Company shall forthwith advise Fairfax orally and in writing of the Company's receipt of any bona fide acquisition proposal and any request for information that may reasonably be expected to lead to or is otherwise related to any such acquisition proposal and the identity of the person making such request or acquisition proposal. The Company will keep Fairfax informed on a reasonable basis of the status and details (including amendments) of any such request or acquisition proposal, unless the Board of Directors determines in good faith, based upon advice of independent counsel, that to do so would be inconsistent with its fiduciary duties under applicable Law.

                  (d) Nothing contained in this Section 6.05 shall prohibit the Company from taking and disclosing to it stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its legal duties under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 6.05(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this

Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, an acquisition proposal other than the Merger.

       SECTION 6.06.  Directors' and Officers' Indemnification and Insurance.

                  (a) Fairfax and Merger Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of current or former directors or officers of the Company and its subsidiaries ("Company Indemnified Parties"), as provided in their respective certificates of incorporation, by-laws, similar organizational documents, indemnification agreements or otherwise, shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time. Fairfax shall cause to be maintained for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of this Agreement (such 150% amount, the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Fairfax shall use all reasonable efforts to cause to be obtained as much D&O Insurance from insurance companies with comparable credit ratings as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance. The Company represents to Fairfax that the Maximum Premium is approximately $1,500,000.

                  (b) This Section 6.06 is intended to benefit the Company Indemnified Parties and shall be binding on all successors and assigns of Fairfax, Merger Sub, the Company and the Surviving Corporation. Fairfax hereby guarantees the performance of the Surviving Corporation's obligations pursuant to this Section 6.06.

                  SECTION 6.07. Notification of Certain Matters. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence of which would be likely to cause (i) any representations or warranties made in this Agreement, or any information furnished in the Company Disclosure Schedule (A) which is not qualified as to materiality, not to be accurate in any material respect, or (B) which is qualified as to materiality, not to be accurate, in each case, at the time such representation or warranty is made or such information is furnished, or (ii) any condition to the obligations of any party to effect the Merger not to be satisfied, or (b) the failure of the Company, Fairfax or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not be deemed to be an amendment of this Agreement or any Section in the

Company Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement. No delivery of any notice pursuant to this Section 6.07 shall limit or affect the remedies available hereunder to the party receiving such notice, including the rights of Fairfax under Section 7.02 and those of the Company under Section 7.03 in the event that a representation or warranty made by the Company or Fairfax herein shall not be true and correct as of the date hereof or as of the date when made (if a different date).

                  SECTION 6.08. Public Announcements. Fairfax and the Company shall each use reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby. Neither Fairfax nor the Company shall issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or any listing agreement with the NYSE, the National Association of Securities Dealers, Inc. or any securities exchange to which Fairfax or the Company is a party.

                  SECTION 6.09.  Employee Matters.

                  (a) Fairfax shall honor, or shall cause the Surviving Corporation to honor, in accordance with its terms, each employment and severance agreement of the Company in effect as of the Effective Time.

                  (b) For a period of no less than one year after the Effective Time, Fairfax shall cause the Surviving Corporation to provide to each employee of the Company and its Subsidiaries salary or wage levels and incentive compensation opportunities and benefit plans and arrangements that are, in the aggregate, substantially similar (other than with respect to equity based compensation plans) to those in effect as of the Effective Time; provided that nothing herein shall require the Surviving Corporation to continue the employment of any employee of the Company and its Subsidiaries for any period of time after the Effective Time. After the Effective Time, employees of the Company and the Subsidiaries shall be credited with their service before the Effective Time with the Company and its Subsidiaries ("Pre-Transaction Service") for eligibility, vesting and benefits purposes under all benefits programs covering such employees of the Company and the Subsidiaries after the Effective Time; provided that (i) Pre-Transaction Service shall not be so credited to the extent it would result in a duplication of benefits provided to employees of the Company and the Subsidiaries and (ii) employees of the Company and the Subsidiaries need not be credited with Pre-Transaction Service for benefit accrual purposes under any defined benefit pension plan in which they subsequently participate after the Effective Time.

                  (c) Following the Effective Time, Fairfax shall undertake a review of the Company's Employee Stock Ownership Plan (the "ESOP") and shall implement a modified or replacement employee benefit program (the "Successor Program"), for the benefit of those employees of the Company and its Subsidiaries who are participating in the ESOP, that is reasonably anticipated at the time of implementation to provide a level of benefits that is substantially similar (from an economic standpoint) to the level of benefits provided under the ESOP; provided, however, that Fairfax shall not be required to provide equity-based compensation under the Successor Program.




                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

                  SECTION 7.01. Conditions to the Obligations of Each Party. The obligations of the Company, Fairfax and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by each of the Company, Fairfax and Merger Sub of the following conditions:

                 (a) the Company Stockholder Approval shall have been obtained;

                 (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and all requisite insurance regulatory and other competition law approvals (other than any such approvals which, if not obtained, would not reasonably be expected to materially increase the cost of the Merger to Fairfax), shall have been obtained, (i) which approvals shall be unconditional or on conditions which would not reasonably be expected to materially increase the cost of the Merger to Fairfax or result in a Company Material Adverse Effect and (ii) in connection with which no conditions shall have been imposed which would reasonably be expected to materially increase the cost of the Merger to Fairfax or result in a Company Material Adverse Effect; and

                  (c) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority or a court of competent jurisdiction which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                  SECTION 7.02. Conditions to the Obligations of Fairfax and Merger Sub. The obligations of Fairfax and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Fairfax and Merger Sub of the condition that (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; (ii) each of the representations and warranties of the Company contained in this Agreement which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, except that those representations and warranties which address matters only as of a particular date prior to the date of this Agreement shall be true and correct as of such date; and (iii) Fairfax shall have received a certificate signed by an executive officer of the Company to the foregoing effect.

                  SECTION 7.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company of the condition that (i) Fairfax and Merger Sub shall have performed in all material respects all of their respective obligations hereunder required to be performed by them at or prior to the Effective Time; (ii) each of the representations and warranties of Fairfax contained in this Agreement which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, except that those representations and warranties which address matters only as of a particular date prior to the date of this Agreement shall be true and correct as of such date; and (iii) the Company shall have received a certificate signed by an executive officer of Fairfax to the foregoing effect.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

                  (a) by written consent of each of Fairfax, Merger Sub and the Company;

                  (b) by any of Fairfax, Merger Sub or the Company if either (i) the Effective Time shall not have occurred on or before September 30, 1999; provided that the right to terminate this Agreement under this
         Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                  (c) by either Fairfax or the Company, if the Company Stockholder Approval shall not have been obtained at a Stockholders= Meeting duly convened therefor or at any adjournment or postponement thereof;

                  (d) by Fairfax, if the Board of Directors of the Company shall withdraw, modify or change the Recommendation in a manner adverse to Fairfax;

                  (e) by the Company in accordance with Section 6.05(b), provided it has complied in all material respects with all provisions thereof, including the notice provisions therein;

                  (f) by the Company, if Fairfax or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach of failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to Fairfax of such breach (a "Terminating Fairfax Breach") (provided that the Company is not then in Terminating Company Breach (as defined in Section 8.01(g)) of any representation, warranty, covenant or other agreement contained in this Agreement); or

                  (g) by Fairfax, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02, and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (a "Terminating Company Breach") (provided that Fairfax or Merger Sub is not then in Terminating Fairfax Breach of any representation, warranty, covenant or other agreement contained in this Agreement).

                  SECTION 8.02. Effect of Termination. Except as provided in
Section 9.01, in the event of the termination of this Agreement pursuant to
Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Fairfax, Merger Sub or the Company or any of their respective officers or directors and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  SECTION 8.03.  Fees and Expenses.

                  (a) Except as provided below, all fees and expenses incurred in connection with the Merger, this Agreement and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Fairfax and the Company shall bear and pay one-half of the third party costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including SEC filing fees).

                  (b) The Company shall reimburse Fairfax for all Expenses (up to a maximum aggregate amount of $2,000,000) if this Agreement is terminated other than pursuant to Section

8.01(a), (b), (c) (except if an acquisition proposal shall have been made public prior to the stockholder vote giving rise to such termination) or (f), and in addition, the Company shall pay Fairfax a fee of $25,500,000 (the "Termination Fee") if this Agreement is terminated other than pursuant to Section 8.01(a),
(b), (c) (except if an acquisition proposal shall have been made public prior to the stockholder vote giving rise to such termination), (f), (g) or solely by reason of the failure to obtain requisite regulatory approvals otherwise than by default of the Company.

                  (c) As used herein, "Expenses" means all out-of-pocket expenses and fees actually incurred by Fairfax or Merger Sub or on their behalf in connection with the Merger prior to the termination of this Agreement (including, without limitation, all fees and expenses of counsel, financial advisors and accountants, to Fairfax and its affiliates).

                  (d) Any payment required to be made pursuant to Section 8.03(b) shall be made as promptly as practicable but not later than five business days after the final determination by Fairfax of such amount and shall be made by wire transfer of immediately available funds to an account designated by Fairfax.

                  (e) In the event that the Company shall fail to pay the Termination Fee or any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred by Fairfax and its affiliates (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03, together with interest on such unpaid Termination Fee and Expenses, commencing on the date that the Termination Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 2%.

                  SECTION 8.04. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that, after the receipt of the Company Stockholder Approval, no amendment may be made that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 8.05. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered by the other party pursuant hereto and (c) subject to the proviso to Section 8.04 waive compliance with any agreement of the other party or condition of the waiving party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                  SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Section 6.06 and 6.09 shall survive the Effective Time indefinitely and those set forth in Sections 6.04(c), 6.08, 8.02, 8.03 and this Article IX shall survive termination indefinitely.

                  SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon delivery as hereinafter set out) by delivery in person or by facsimile to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

                  if to Fairfax or Merger Sub:

                  95 Wellington Street West
                  Suite 800
                  Toronto, Ontario M5J 2N7
                  Facsimile:  (416) 367-2201
                  Attention:  Eric P. Salsberg
                                    Vice President, Corporate Affairs

                  with a copy to:

                  Shearman & Sterling
                  Commerce Court West
                  Suite 4405
                  Toronto, Canada  M5L 1E8
                  Facsimile:  (416) 360-2958
                  Attention:  Brice T. Voran, Esq.

                  if to the Company:

                  TIG Holdings, Inc.
                  5205 North O'Connor Blvd.
                  P. O. Box 152870
                  Irving, Texas  75015
                  Facsimile:  (972) 831-6261
                  Attention:  President
                  Attention:  General Counsel

                  with a copy to:

                  Cravath, Swaine & Moore
                  Worldwide Plaza
                  825 Eighth Avenue
                  New York, New York  10019-7475
                  Facsimile: (212) 474-3700
                  Attention:  Peter S. Wilson, Esq.

                  SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

                  (b) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York, New York;

                  (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                  (d) "person" means an individual, corporation, limited liability company, partnership, limited partnership, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

                  (e) "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                  SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

                  SECTION 9.05. Entire Agreement; Assignment. This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement and the rights, interests or obligations under this Agreement shall not be assigned by operation of law or otherwise, except that with the consent of the Company (not to be unreasonably withheld or delayed) Fairfax and Merger Sub may assign all or any of their rights and obligations hereunder to any wholly-owned subsidiary of Fairfax provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

                  SECTION 9.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Article II and Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

                  SECTION 9.07. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State except to the extent that the laws of State of Delaware are mandatorily applicable to the Merger.

                  SECTION 9.08. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 9.09. Obligations of Fairfax. All obligations of Merger Sub set forth in this Agreement shall be deemed to include an undertaking on the part of Fairfax to cause Merger Sub to perform such obligations and a guarantee of the performance thereof.

                  SECTION 9.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  SECTION 9.11. Further Assurances. The parties will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

                  SECTION 9.12. Enforcement. Each party hereto agrees that the state and Federal courts sitting in the City of New York shall have sole and exclusive jurisdiction of any action related to or arising out of this Agreement or seeking the enforcement of this Agreement. In addition, each party hereto (a) consents to the personal jurisdiction of any state or Federal court sitting in the City of New York, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action related to or arising out of this Agreement in any other court. Each party hereto agrees that in any action related to or arising out of this Agreement service of process may be effected upon it by certified mail addressed as specified in Section 9.02. Each of the parties hereto agrees that if any such action is commenced and such party is served in accordance with the provisions of this Section 9.12, it will not attempt to deny or defeat personal jurisdiction or service of process, it will not challenge the venue, and it waives any rights to a jury trial in such action. The parties hereto acknowledge and agree that any breach of or failure to perform any representation, warranty, covenant or other agreement contained in this Agreement would cause irreparable injury to the other parties hereto, that damages would provide an insufficient remedy, that no adequate remedy at law would be available, and that the injured parties shall, therefore, be entitled to specific performance or other injunctive relief in addition to any other remedy to which they might be entitled at law or in equity. It is accordingly agreed that, in any action commenced in accordance with this Section
9.12 seeking specific performance or injunctive relief, no party will assert that the party seeking such relief has an adequate remedy at law.

                  IN WITNESS WHEREOF, Fairfax, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized,

                               FAIRFAX FINANCIAL HOLDINGS
                                        LIMITED

                               By:    /s/ ERIC P. SALSBERG
                                  ______________________________________________
                                  Name:  Eric P. Salsberg
                                  Title: Vice President, Corporate Affairs


                               FFHL INC.

                               By:    /s/ ERIC P. SALSBERG
                                  _____________________________________________
                                  Name:  Eric P. Salsberg
                                  Title: President

                               TIG HOLDINGS, INC.

                               By:    /s/ JON W. ROTENSTREICH
                                  _____________________________________________
                                  Name:  Jon W. Rotenstreich
                                  Title: Chairman of the Board and Chief
                                         Executive Officer